                                         Convertible Securities Fund
                                              10f-3 Transactions

Underwriting            Purchased From      Amount Purchased       % of Underwriting      Date of Purchase
SunAmerica PERCS        Merrill Lynch       22,500                 0.225%                 10/31/96
Amcor Limited           Merrill Lynch       10,000                 0.005%                 11/13/96
Coachman Industries     Oppenheimer          7,500                 0.420%                 11/14/96
Salomn/Cincinnati Bell  Salomon Brothers     7,500                 0.250%                 11/15/96
Exchange Notes
Microsoft Corp.         Goldman Sachs        6,000                 0.055%                 12/17/96